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                                                                   EXHIBIT  12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                                                                       Nine Months Ended
                                                                Year Ended December 31,                  September 30,
                                                        ----------------------------------------   --------------------------
                                                             1994         1995           1996         1996           1997
                                                        ------------ ------------   ------------   -----------  -------------
Income (loss) before cumulative effects of
  accounting changes..................................  $(7,146,789) $(18,097,026)  $(25,046,591)  $(7,219,144)  $(73,637,428)
Income tax expense (benefit)..........................           --            --             --            --             --
                                                        -----------  ------------   ------------   -----------   ------------
Income (loss) before income taxes.....................   (7,146,789)  (18,097,026)   (25,046,591)   (7,219,144)   (73,637,428)
Fixed charges inlcuded in income:
  Interest and related charges on debt................        9,379       132,095      1,751,373        19,893      8,481,913
  Portion of rentals deemed to be interest............       16,731       601,471         45,739        26,064         91,039
                                                        -----------  ------------   ------------   -----------   ------------
Total fixed charges included in income................       26,110       733,566      1,797,112        45,957      8,572,952
                                                        -----------  ------------   ------------   -----------   ------------
Earnings available for fixed charges..................  $(7,120,679) $(17,363,460)  $(23,249,479)  $(7,173,187)  $(65,064,476)
                                                        ===========  ============   ============   ===========   ============
Fixed Charges:
  Fixed charges included in income....................  $    26,110  $    733,566   $  1,797,112   $    45,957   $  8,572,952
  Interest capitalized in the period..................           --            --             --            --             --
                                                        -----------  ------------   ------------   -----------   ------------
Total fixed charges...................................  $    26,110  $    733,566   $  1,797,112   $    45,957   $  8,572,952
                                                        ===========  ============   ============   ===========   ============
Ratio of earnings to fixed charges....................           --            --             --            --             --
                                                        ===========  ============   ============   ===========   ============
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